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Final Transcript

Thomson StreetEvents	> > >

Conference Call Transcript

SP—Q3 2005 Specialty Laboratories Earnings Conference Call

Event Date/Time: Oct. 26. 2005 / 2:15PM PT
Event Duration: N/A

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CORPORATE PARTICIPANTS

David Weavil
Specialty Laboratories—CEO

Nicholas Simmons
Specialty Laboratories—Sr. VP and General Counsel

Kevin Johnson
Specialty Laboratories—VP of Finance

Richard Whitney
Specialty Laboratories Board of Directors—Chairman

CONFERENCE CALL PARTICIPANTS

Brad Evans
Heartland Advisors—Analyst

Michael Leavitt
Chesapeake Partners (CP)—Analyst

Jake Levin
Bear Stearns—Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Third Quarter 2005 Specialty Laboratories Earnings Conference Call. My name is Michelle, and I will be your audio coordinator for today. (Caller Instructions.) I would now like to turn the presentation to your host for today's call, Mr. David Weavil, Chief Executive Officer of Specialty Laboratories. Please proceed, sir.

David Weavil—Specialty Laboratories—CEO

Thank you, operator. And apologies from all of us to you for the technical difficulties. We had problems with the company hosting this call. So we will proceed forward. And again, just sorry for the delay. Thanks for joining us. Welcome to Specialty Laboratories Third Quarter 2005 Earnings Conference Call. And I am, as the operator mentioned, David Weavil. And I am Specialty's Chief Executive Officer.

I am here today with Kevin Johnson, our Vice President of Finance, to discuss our quarterly results for the third quarter 2005. Also joining us on today's call is Mr. Richard Whitney, Chairman of Specialty's Board of Directors.

Before we get into specifics on the call, I'd like Nick Simmons, Specialty's General Counsel to discuss the customary legal information. Nick?

Nicholas Simmons—Specialty Laboratories—Sr. VP and General Counsel

Thank you, David. I am Nicholas Simmons, Specialty's Senior Vice President and General Counsel. Today's call will consist of prepared remarks followed by a question and answer period. The call is being recorded and playback will be available along with other financial information in the Investor Center section of our website, www.specialtylabs.com, and will be accessible through the end of business on October 26, 2006.

During the course of this conference call, we will make forward-looking statements regarding future events or the future performance of Specialty Laboratories, including but not limited to statements concerning our ability to improve operational productivity and client service levels, and the future investment needed to support these improvements, addressing sales issues and achieving more profitable growth, implementing service delivery changes to achieve growth, our ability to focus on service, selling, and profit improvements in future periods, the possible reversal of our valuation allowance against net deferred tax assets, the timing of the receipt of the remaining proceeds of our sale lease/back transaction and the estimated time for certain regulatory filings, and of the closing date of the previously announced merger transaction with AmeriPath, Inc.

Forward-looking statements inherently involve risks and uncertainties, and therefore, actual events or results could differ materially from those stated or implied in the forward-looking statements. We refer you to the documents that Specialty Laboratories files from time to time with the Securities and Exchange Commission, including reports on Forms 10-K, 10-Q, and 8-K. These documents contain and identify important factors that could cause actual results to differ materially from those contained in any forward-looking statements.

Specialty also plans to file with the SEC and mail to its stockholders a proxy statement in connection with the previously announced transaction between Specialty and AmeriPath, Inc. Investors are urged to read the proxy statement and any other relevant documents when they become available because they will contain important information. Investors will be able to obtain free copies of the proxy statement and other documents filed with the SEC by contacting Specialty's investor relations number or downloading the filings from the Company's website or the SEC's website at www.sec.gov.

I will now hand the call back to David Weavil.

David Weavil—Specialty Laboratories—CEO

Thanks, Nick. And again, thank all of you for joining us. Certainly, my first 90 days at Specialty have been very full. At this point, I will comment briefly on Specialty's third quarter, then, I'll turn it over to Kevin Johnson for a more comprehensive report.

Specialty's third quarter financial results, which were released earlier today, reflect the successful execution of certain expense reduction initiatives begun principally in the prior quarter. Our management team has done a commendable job of pushing through these savings initiatives, which have targeted our most immediate opportunities. Many of our more invasive and longer-range opportunities to improve overall operational productivity and boost client service levels are a work in process. We expect these changes to produce benefit more over the longer term.

No doubt, we will continue to strive for productivity gains to support necessary investments in people and services as we seek to achieve improved operating performance.

Now, as relates to third quarter revenue, we are disappointed, but not surprised, by the slight sequential decline of both revenue and volume from the second quarter. In light of our traditional lengthy sales cycle, we believe this to some degree reflects the delayed impact of lost sales momentum created by the significant senior management changes that occurred earlier this year. We are encouraged that our new veteran sales executive, Vicki DiFrancesco, whom we hired in May, appears to be effectively addressing the critical selling issues. She is devising a solid go-forward plan to achieve more acceptable profitable growth.

Additionally, it is my belief that as both client expectations continue to increase and technology advances offer new service solutions, we at Specialty must implement fairly pervasive service delivery changes in order to optimize our revenue growth opportunities. We are committed to making the necessary investments and improvements required to meet expanded customer expectations. Most definitely, as we address our challenges, we will maintain our focus on services, selling, and profit improvements in the fourth quarter and beyond.

And finally, yes, we are very excited about our recently announced merger agreement with AmeriPath, which we expect to close sometime in the first quarter of next year. Ms. Whitney will provide an update on the merger process following our discuss of third quarter results.

With that, I will turn the call over to Kevin Johnson, our Vice President of Finance, who will discuss the third quarter details. Kevin?

Kevin Johnson—Specialty Laboratories—VP of Finance

Thanks, David. Good afternoon, everyone. Here are the highlights of Specialty's third quarter 2005 operating results. Revenues for the quarter—for the third quarter of 2005 were $38.7 million, an increase of approximately 11.6 percent from the prior year period, and a sequential decrease of less than 1% from the second quarter of 2005. Driving this revenue increase over the prior year period was volume growth, including the increased independent laboratory business, which we began in the third quarter of 2004. The slight decrease in revenue during the third quarter of 2005 compared to the second quarter of 2005, was primarily due to a decrease in both volume and price attributable to the independent laboratory business.

Testing volume for the third quarter of 2005, as measured by patient accession was approximately $918,000, increasing 17.4% from approximately $782,000 accession of the third quarter of 2004. Included in this increase are approximately 142,000 accession representing approximately $1.8 million in revenues related to increased independent laboratory business. As noted earlier, this increase began in the third quarter of 2004 and continued during the third quarter of 2005. Because of the high volume, and the fact that the work relates to a testing area with pricing is significantly lower than our average aggregate pricing, we are disclosing revenue and volume for this particular piece of business in order to provide better overall financial clarity.

Excluding this influx of independent laboratory business, Specialty's accession volume for the third quarter of 2005 was approximately $776,000, growing 6.9% from the third quarter of 2004. On a sequential basis, accession volume of $776,000 declined slightly from accession volume of $778,000 during the second quarter of 2005, with the same independent laboratory business excluded.

As David mentioned earlier, the sequential decline in our accession volume can likely be attributed to our traditional lengthy sales cycle, which we believe reflects the delayed impact of lost sales momentum created by the significant senior management changes which occurred earlier this year.

Average aggregate selling price for the third quarter 2005 is approximately 5.0% lower than that of the third quarter of 2004, and slightly higher than that of the second quarter of 2005. Excluding the impact of the independent laboratory business, overall pricing was approximately 1.8% higher than the third quarter of 2004, and was flat in comparison to the second quarter of 2005, primarily due to a shift in test mix during the third quarter of 2005 as compared to the prior year period.

Cost of services were $25.1 million in the third quarter of 2005, increasing approximately $1.2 million from the third quarter of 2004, and decreasing by approximately $1.1 million from the second quarter of 2005. Volume growth and increased operating expense related to the new facility were the main contributing factors in the year-over-year increase in cost of services. The reduction in cost of services during Q3 2005 compared to Q2 2005 was the result of a more favorable test mix and the continued

benefit of significant cost reduction initiatives put in place during the second quarter of 2005. As a result, gross margin measured as a percentage of revenue was 35.0% during the third quarter of 2005, compared to 30.9% in the year ago quarter, and 32.7% in the second quarter of 2005.

Moving to selling, general, and administrative expenses, or SG&A, our expenses totaled $13.1 million in the third quarter of 2005, and represent an increase of less than 1% from the third quarter of 2004. Included in SG&A expenses during the third quarter of 2005 are approximately $639,000 in charge related primarily to legal fees incurred in connection with the previously announced merger with AmeriPath. Excluding these merger expenses, SG&A as a percentage of revenue was 32.2% in the third quarter of 2005, compared to 37.6% in the prior year quarter.

As the Company expects to generate an annual net loss from operations during 2005, it continues to maintain a valuation allowance against all of its net deferred tax assets. In the event that Specialty achieves and sustains future profitability, the valuation allowance could be reversed.

Earnings before interest, income taxes, depreciation, and amortization, excluding the aforementioned merger related costs, and $264,000 of non-cash rent, was $2.7 million in the third quarter of 2005, a $1.6 million increase from the second quarter of 2005 EBITDA of $1.1 million, also excluding certain charges related to the write-off of fixed assets attributable to a discontinued information technology program, and to severance costs incurred during the second quarter of 2005.

Turning to cash flows on the balance sheet, operating cash flow for the third quarter of 2005 was positive $1.1 million. Depreciation and amortization for the third quarter was approximately $1.4 million. Capital expenditures were approximately $914,000 in the third quarter of 2005. Cash and investments were approximately $38.6 million as of September 30, 2005. We continue to anticipate receiving approximately $3.5 million in final cash payments in the fourth quarter of 2005 relating to our sale-leaseback transaction. Our DSOs for the quarter were approximately 66.8 days at the end of the third quarter, compared to 64.5 days at the end of the second quarter of 2005.

I will now turn the call over to Rich Whitney for some concluding remarks regarding our recently announced merger transaction with AmeriPath.

Richard Whitney—Specialty Laboratories Board of Directors—Chairman

Thanks, Kevin. I don't have that much to report, but here is a brief update. As you know, there are several regulatory filings that need to be made prior to the closing of the transaction, the most important of which is the Hart Scott Rodino antitrust filing. This filing was completed on October 21. Also, we expect to file with the SEC our preliminary proxy statement relating to the transaction within the next week or so. While we cannot yet provide a specific date for the shareholder meeting or the closing, we continue to anticipate that the transaction will close sometime in the first quarter of next year.

In short, we are on track with the closing process. With that, we'll open up the call for your questions regarding our Q3 results. Operator, would you please moderate the Q&A?

QUESTION AND ANSWER

Operator

Thank you, sir. (Caller Instructions.) And our first question comes from the line of Brad Evans of Heartland Advisors. Please proceed.

Brad Evans—Heartland Advisors—Analyst

Good afternoon or evening, all. I hope I'm not the only one still on the call. Can you give us your thoughts as to the impact of the hurricanes in the most recent quarter on accession volumes above and beyond the reference lab or the independent volumes you've been receiving?

David Weavil—Specialty Laboratories—CEO

Yes, Brad. This is David Weavil. I can tell you that on a normal basis, we receive approximately 1,200 specimens from the area that was impacted. And it was—we had a pretty full impact of that for a couple weeks, and then, a declining impact thereafter. And, of course, because of the conditions there, from that particular area we still are not up to the former levels. And again, we don't know where the patients have gone, whether they may be coming through to us from other areas or not.

Brad Evans—Heartland Advisors—Analyst

Sorry. Is that 1,200 a day?

David Weavil—Specialty Laboratories—CEO

No, that's 1,200 a week. I'm sorry.

Brad Evans—Heartland Advisors—Analyst

1,200 a week. Okay. And I'm sorry, how many weeks?

David Weavil—Specialty Laboratories—CEO

There were two full weeks and then we were fully up and running. And then, that number has been—the shortfall has been declining since then, but never returning to that level.

Brad Evans—Heartland Advisors—Analyst

Okay. A little chagrined that we're bearing the cost here of the going private transaction, but it is what it is. The $10.9 million of SG&A, excluding the $639,000 cost associated with the AmeriPath transaction. Is that—is there further improvement to be had going forward from the current—from that adjusted run rate?

David Weavil—Specialty Laboratories—CEO

Yes, I believe so.

Brad Evans—Heartland Advisors—Analyst

Can you quantify it for me, please?

David Weavil—Specialty Laboratories—CEO

Really, Brad, at this point, I can't quantify it, because it's a fairly fluid situation that is developing. Obviously, Vicki DiFrancesco is recently hired as of May, and she is in the midst of coming up with a plan. So she is kind of in the middle of the planning and execution from her side, and we have pretty much dealt with the other side, the non-S side of the SG&A.

Brad Evans—Heartland Advisors—Analyst

Okay.

David Weavil—Specialty Laboratories—CEO

I believe maybe that's—I'm not positive, because as you know, I'm new. But I believe that may be also consistent with what the Company's posture has been on the projecting of ultimate future savings.

Richard Whitney—Specialty Laboratories Board of Directors—Chairman

Yes, Brad. This is Rich Whitney. Just staying consistent with our approach over the last couple of quarters, we're not—are not in a position to provide guidance, particularly, with so few people on a conference line right now and we haven't provided that publicly. However, you can look forward to the filing of the proxy in which there will be details of the projections that we're providing to the buyer in this process. And you'll get a sense for it. I believe there are two cases provided—an optimistic case and a base case. And so, I think you'll have some pretty good visibility on at least a couple of cases that were considered as we evaluated our expectations for future results.

And to reiterate what we said in the last call in case some on the line weren't on the call, we up here are very confident that this transaction is at a price that's attractive to shareholders when compared to our best assessment of what our prospects are going forward and the time it will take to achieve those prospects, and the risks involved in achieving or not achieving them. So we're very comfortable that the price represents good value for shareholders.

So I don't think the shareholders are bearing any particular cost of this transaction. However, if shareholders have a different point of view, one of the things that we negotiated hard for is the right for shareholders to vote on the transaction, including the minority shareholders. And also, the ability of the Company to entertain any other offers that might emerge during the course of the process. To ensure that, we, in fact, not only assessed the offer as it relates to our kind of standalone operating prospects, but also, that we assess the offer as it relates to other potential offers.

Brad Evans—Heartland Advisors—Analyst

I've got one more question and I'll hop back in the queue so I don't hog the call here. The cost of services line—the 35% gross margin. I mean, you got to the level of improvement that I wasn't expecting to see until the second half of next year. Can you—so congratulations there. Can you just talk about further improvements you'd expect to see in the next quarter or two in terms of improvements on a gross margin basis?

Richard Whitney—Specialty Laboratories Board of Directors—Chairman

David, do you want to take the first shot at that?

David Weavil—Specialty Laboratories—CEO

Well, actually, on—as I said, Brad, on the sales side of it, that is a work in process. So I don't know that we would be in a point—at a point now to address what future savings would be there. And we pretty much have gone a significant distance of the full way through the other changes that would impact SG&A.

Brad Evans—Heartland Advisors—Analyst

I'm sorry. I was referring to cost and services. But I think the answer—.

David Weavil—Specialty Laboratories—CEO

—Oh, on the cost—if you want to know some of the cost and services side. I'm sorry. I misinterpreted the question.

Brad Evans—Heartland Advisors—Analyst

Yes. I was referring—the gross margin was up 300—230 basis points sequentially from the second quarter, 32.7 to 35. And I was just curious as to whether there is further improvement to be had there.

David Weavil—Specialty Laboratories—CEO

There would be further improvement to be had. It's more of a longer range nature, as I mentioned in my comments. What we've been able to do is target to this point—we'll call it low-hanging fruit, if you will. But it would be in the area of relocation related matters, waste, and frankly, sloppiness on the part of the Company in the short term bringing in some of the appropriate send outs that we have referred to other labs, reduction in overtime, some better vendor pricing. So it's in the buckets primarily of FTEs and materials.

Brad Evans—Heartland Advisors—Analyst

I'm going to come back. So I'll get back in the queue. Thank you.

Operator

And our next question comes from the line of Michael Levitt of CP. Please proceed.

Michael Leavitt—[CP]—Analyst

Thanks for taking the call, guys. Since the announcement of the merger with AmeriPath, has the Company been approached by any other potential bidders?

Richard Whitney—Specialty Laboratories Board of Directors—Chairman

The answer to that is no.

Michael Leavitt—[CP]—Analyst

And prior to the announcement, if you could just provide us with a little bit of background, were there other offers considered?

Richard Whitney—Specialty Laboratories Board of Directors—Chairman

Well, as—you may or may not have been on the last call. As we indicated in the last call, during the course of the discussions for this transaction, and you'll see this in the proxy description as well, there were not other discussions. We are not in discussions with other parties during the course of this transaction discussion over the course of the last couple of months. However, prior to that, as you would expect and probably would have guessed, the Company had from time to time had discussions with various parties, many of whom you could probably guess who they would be, including some discussions that proceeded pretty far down the path. However, none of those discussions, obviously, ever led to a deal.

So I would say our view on it is that we had—from those discussions, as well as an understanding of what bill the others would have to pay by virtues of what synergies we believe others would be able to have vis-à-vis the synergies that AmeriPath would be able to have, we thought we had a pretty good sense for what others would be willing to pay. But that said, if others are willing to pay more, we certainly have left that door open. And as I just mentioned, nobody has chosen to walk through it.

Michael Leavitt—[CP]—Analyst

And how long ago did the other discussions take place?

Richard Whitney—Specialty Laboratories Board of Directors—Chairman

I wouldn't want to quote exactly for you how long ago it was. And as you would expect, it's—was more than one over time in discussions even with individual parties. It ebbed and flowed over a period of time, so I wouldn't want to give a particular date. But in the recent past is probably a fair statement.

Michael Leavitt—[CP]—Analyst

Okay. Thank you.

Operator

And our next question comes from the line of Jake Levin of Bear Stearns. Please proceed.

Jake Levin—Bear Stearns—Analyst

Actually, most of my questions have been answered. I just wanted to make sure I heard you right. You said you filed HSR on October 21? Is that right?

Richard Whitney—Specialty Laboratories Board of Directors—Chairman

Correct.

Jake Levin—Bear Stearns—Analyst

Okay. And then, preliminary proxy within a week or—you were saying next—?

Richard Whitney—Specialty Laboratories Board of Directors—Chairman

—Yes. A week or so. It's—obviously, it's—the drafts are passing back and forth and we're getting close to being able to get that filed, so in a week or so.

Jake Levin—Bear Stearns—Analyst

Great. And then, the—you said close of Q1. Any thoughts on the beginning, middle, or late?

Richard Whitney—Specialty Laboratories Board of Directors—Chairman

Well, if everything falls into place in terms of getting the proxy filed and the date set, etc., I would guess it would be the first half of that first quarter. But you just don't know. We don't know what comments we might get from the SEC, etc. So I think we're—we feel reasonably confident that Q1 will be the time that it gets closed. But picking a particular time is kind of subject to things that are outside of our control.

Jake Levin—Bear Stearns—Analyst

Got you. And any discussions with the minority shareholders and their thoughts? Mostly positive, I would imagine?

Richard Whitney—Specialty Laboratories Board of Directors—Chairman

I would—I'd be loathe to try to put words in other people's mouths.

Jake Levin—Bear Stearns—Analyst

Right.

Richard Whitney—Specialty Laboratories Board of Directors—Chairman

And make that [inaudible].

Jake Levin—Bear Stearns—Analyst

Or no one is calling and complaining.

Richard Whitney—Specialty Laboratories Board of Directors—Chairman

We can certainly give you—although it would be repetitive, we can certainly give you the opinion of the Board in terms of this transaction. And in the proxy you'll get more information as it relates to that, and also get a fair amount of information in terms of the process that was run by the Board in order to make sure we're doing the best job we could for shareholders.

Jake Levin—Bear Stearns—Analyst

Okay. Look forwarding to reading that, and congratulations on the deal.

Richard Whitney—Specialty Laboratories Board of Directors—Chairman

Great. Thanks.

Operator

And our next question comes from the line of Brad Evans of Heartland Advisors. Please proceed.

Brad Evans—Heartland Advisors—Analyst

Okay, thanks. Could you just give us your thoughts on capital spending for the fourth quarter and what you think maintenance capital spending will be from here on out as you kind of—as you move into the Valencia facility?

David Weavil—Specialty Laboratories—CEO

I don't think we're prepared, Brad, to give specific numbers as it relates to capital spending, particularly, since the plan for 2006 is not yet completed. I think you can see for the last quarter capital spending was just a bit less than $1 million. And so—and if you kind of look at the numbers in terms of kind of a net cash flow basis, we were just slightly positive. And we've been ratcheting that capital spending down the last several quarters trying to cut it down to what we believed was appropriate. And frankly, to kind of reign it in a little bit until we were comfortable that we had the appropriate management controls over it. So I think you'll have maybe a little bit of backlog in there as a result of kind of using a blunt instrument early on. But—.

Brad Evans—Heartland Advisors—Analyst

—But the majority—I mean, 80% of the Valencia facility is built out at this point. Is that correct?

Richard Whitney—Specialty Laboratories Board of Directors—Chairman

All of the Valencia facility is built out.

Brad Evans—Heartland Advisors—Analyst

There are a couple of rooms that are still unfinished though, I guess. A couple of [inaudible].

Richard Whitney—Specialty Laboratories Board of Directors—Chairman

Yes. That's a true statement. We still have some excess capacity here that we have chosen not to build out at this point.

Brad Evans—Heartland Advisors—Analyst

Okay.

Richard Whitney—Specialty Laboratories Board of Directors—Chairman

But if your question is are there some sort of one-time expenses in the capital spending area as it relates to the Valencia facility, I am not aware of material amounts that would be included in that number.

Brad Evans—Heartland Advisors—Analyst

Could you just refresh our memory as to where you think the long-term—the time—for lack of a better term, the timeless business model? I mean, where do you see I guess the operating margins in the business over time in an ideal scenario without any left field events?

Richard Whitney—Specialty Laboratories Board of Directors—Chairman

David, would you like to take a quick crack at that?

David Weavil—Specialty Laboratories—CEO

Brad, now, first of all, I am unfamiliar with how much guidance we've provided nor have we really gone into any detailed process of bottom up projections. I think that what you could do is, Brad, you could take a look at the proxy that's coming out, and I think it gives you some top line thinking there on two different cases. We have not yet even gotten significantly into the 2006 budgeting process, so we're in the midst of that right now.

Brad Evans—Heartland Advisors—Analyst

The pricing—the 1.8% price increase on the current quarter. There was reference of mix, but I understand that you had—Rich, on the last conference call you had talked about taking some—doing some analysis of profitability of customers and trying to raise prices. So did we not really see much of that benefit yet?

David Weavil—Specialty Laboratories—CEO

We—Brad, we have done nothing there. In our planning, it would be to do more account by account anniversary date review of pricing as well as look at a number of breakdowns within the current client base to see where pricing opportunities might exist. But we have not implemented any of those at this point. So what you see is primarily mixed.

Brad Evans—Heartland Advisors—Analyst

Okay. And so, we have—can you just talk about the Premier and the Novation contracts in terms of—I know it's early days and Vicki has only been on the ground here for I guess six or eight months now. But any thoughts there?

David Weavil—Specialty Laboratories—CEO

Well, we have—if the question is have we sold any more substantially into it than we have previously this year, the answer would be no. Do we feel like [indiscernible] and one or the other contracts gives us the opportunity, absolutely, it does. No evidence yet to give you any guidance there as to whether it's any different than our previous experience, but we continue to believe that there are prospects there.

Brad Evans—Heartland Advisors—Analyst

Okay. And I guess just if this deal gets voted down by shareholders, David—this is a question for David Weavil. Will you stay with the Company?

David Weavil—Specialty Laboratories—CEO

Brad, I'm here. I took the job not knowing the details of this and not contingent upon this. So I'm here running the Company and will continue to do so until something changes or someone tells me they don't want me.

Brad Evans—Heartland Advisors—Analyst

I don't want you to speak for other people, but do you think you—if the deal doesn't get passed by shareholders, would there be major holes in the executive suite that you'd need to feel because of a mass exodus? Or do you think most people would continue with their present employ?

David Weavil—Specialty Laboratories—CEO

I really—Brad, I really couldn't speculate on that. I can just simply answer it maybe a little differently. And that is that the employee base here is very excited about the prospects of this deal because they see this as something that gives them an opportunity to then compete in the marketplace [indiscernible] more effective way. It pretty much gives us a unique opportunity to deliver to those clients something new, different, that frankly, would be very tough for other labs to compete effectively with in certain cases. So I really haven't done any projections there.

Brad Evans—Heartland Advisors—Analyst

Okay. Can I—just with respect to the valuation loss for the deferred tax asset. How many quarter of consistent profit—I mean, your first quarter of profitability here in, well, a long time—I imagine that we—there's a very small probability of your rebooking a deferred tax asset in 2006. Is that correct?

David Weavil—Specialty Laboratories—CEO

That would be correct. Just a very small probability.

Brad Evans—Heartland Advisors—Analyst

Okay. So more likely 2007?

Kevin Johnson—Specialty Laboratories—VP of Finance

We would be looking at sometime in the middle of next year—if we continue on a profitability trend—of reinvesting that and getting it back into income. But it's important to note that a portion of that would go back through that related to tax benefits from stock option exercises.

Brad Evans—Heartland Advisors—Analyst

And then, my last question and I'll get back in the queue again and see if anybody else has any questions. But with respect to the deceleration in the volumes that are not associated with the independent reference lab. So to your point, I mean, we've seen year-over-year growth go from 12 to 10 to 7 percent the last three quarters. Are there actions in place that should mitigate that rate of—that deceleration in growth here over the next couple of quarters? Or are the effects of the management shuffle still to be felt here moving forward?

David Weavil—Specialty Laboratories—CEO

Brad, I think it's safe to say that because we are in the midst of pulling together actually some additional personnel to the team, evaluating the performance of others, and putting all of those elements in place—and we literally are in the middle of that—I would suggest that fourth quarter would be a continuation of less new account sales than what we may have experienced in the past. And so, you might be looking at a continuation for a quarter or two. Then, hopefully, the actions we take and the plans we've put in place will drive an acceptable level of growth.

Brad Evans—Heartland Advisors—Analyst

Are you taking action on the sales force front right down with AmeriPath folks in mind at this point?

David Weavil—Specialty Laboratories—CEO

Not with them in mind. We are—we're doing nothing at all at this point with AmeriPath in mind. Everything is purely independent. We are—in fact, we have informed all of our people that they can hope and wish and do those types of things, but their focus must be day-to-day on this business.

Brad Evans—Heartland Advisors—Analyst

I guess I'm a little confused because I'm—I mean, I'm not a sales—I've never been a sales rep, so I don't know how long it takes to put a sales plan together. But, I mean, in prior conversations with management and others with the Company, I mean, it seemed like Vicki hit the ground running. And she was having a pretty immediate impact. It's kind of odd that—it just seems strange that there is—I guess she may have gotten slowed down for some reason. I don't know.

David Weavil—Specialty Laboratories—CEO

Let me take that. If you take a four to six month average cycle between qualifying a lead and then closing on that lead, then you can see that with Vicky coming on board in May and trying to get her feet on the ground, trying to assess her personnel, come up with plans—if we were losing pipeline and losing ground for the first half of this year**/, you would be experiencing it now. And if she is successful in bringing new business on, then, you'd be looking at it next year.

Richard Whitney—Specialty Laboratories Board of Directors—Chairman

And I might add to that, that we're not surprised at all by the fact that we experienced deceleration in growth this quarter. We certainly had hoped that that would not be the case. But it's quite consistent with our comments and messaging for the last couple of quarters. It's just anytime you have this kind of change, both in terms of leadership, but also in terms of revamping of the team, the odds that you would experience some slowdown and some disruption are certainly much higher than you wouldn't. So this is—to us, this is not much of a surprise at all.

Brad Evans—Heartland Advisors—Analyst

Yes. Well, it's also a surprise that you guys have been able to tighten the ship down as tightly as you have here. So, I mean, obviously, that deceleration is maybe in the short run a little bit disappointing. But I think your peer group is substantially less than 7% organic volume growth this last quarter. So, I mean—and obviously, as she starts to get some traction into 2006, then, hopefully, that reverses itself.

Richard Whitney—Specialty Laboratories Board of Directors—Chairman

Yes, don't get us wrong. We—I mean, this is not—this was a good solid quarter. This is the kind of quarter that we would predict and hope for in a turnaround situation where you saw some pretty good progress in some areas and in some other areas not as much progress as you would like. It's never a straight line in a situation like this. You always have some things go right and some things go wrong. Things always take longer than you expect, etc.

But this was a good solid quarter and I want it to be clear. Our prospects—our view of the prospects for the business are the same as they were three quarters ago, which is, as it relates to the long-term, we have optimism about this business being able to deliver reasonable levels of profitability. We're also not naïve and realize that it would take a fair amount of time and would not be necessarily a straight line from Point A to Point B..

So we—we're not necessarily pessimistic about the prospects for the business. And as we considered this deal, it was all factored in. We just felt that somebody was willing to pay us for a couple of years of future potential financial performance today as well as a bunch of potential synergies that they might realize in the combination. And that was in our view more attractive than the available alternatives to shareholders. But once again, people can make their own choice on that.

Brad Evans—Heartland Advisors—Analyst

So you should end the fiscal year with taking $3.5 million of cash from the sale leaseback transaction, and then, maybe—so I can make my own assumptions for operating tax flow. And so, I mean, you'll be well in excess of $40 million by the end of the year.

Richard Whitney—Specialty Laboratories Board of Directors—Chairman

Yes, we certainly hope that we get that leaseback by the end of the period. We're expecting it taking a lot longer than we had hoped and predicted in the past, as you probably know. But, certainly, we are very confident that it's due to us and that we should realize it. And, hopefully, that will be in the fourth quarter.

Brad Evans—Heartland Advisors—Analyst

Yes. That's a great story. Too bad nobody—you didn't ever get a chance to tell it. Thanks.

Operator

And, Mr. Weavil, I am currently showing we have no questions in the queue at this time, sir.

David Weavil—Specialty Laboratories—CEO

Okay. Well, we certainly appreciate all of your time. We'll—again, we'll get the proxy out and that will be available to you shortly. Thanks for joining us, and we'll sign off. Bye, now.

Operator

Ladies and gentlemen, thank you for your participation in today's conference call. This does conclude your presentation, and you may now disconnect. Have a great day.

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